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                                                                    Exhibit 11


                              POTASH CORPORATION OF
                                SASKATCHEWAN INC.
                        COMPUTATION OF PER SHARE EARNINGS
                       FOR THE THREE MONTHS ENDED JUNE 30

          (Figures and amounts expressed in thousands, except per share and per option amounts)


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

                                                                               2000           1999
                                                                             ---------     ---------

A        Net income as reported, Canadian GAAP                               $  60,120      $ 61,790

B        Items adjusting net income                                          $     861             -

C        Net income, US GAAP (A+B)                                           $  60,981      $ 61,790

D        Weighted average number of shares outstanding.....................     52,507        54,257

E        Options outstanding to purchase equivalent shares.................      3,581         2,944

F        Average exercise price per option.................................  $   64.71      $  70.36

G        Average market price per share....................................  $   54.74      $  56.62

H        Period end market price per share.................................  $   55.19      $  51.75

I        Rate of Return available on option proceeds                             5.00%         5.00%

         CANADIAN GAAP

         Basic earnings per share (A/D)                                      $    1.15      $   1.14

         Fully diluted earnings per share

J        Imputed earnings on options proceeds (E*F*I)                        $   2,897      $  2,589

         Fully diluted earnings per share ((A+J)/(D+E))                      $    1.12      $   1.13

         UNITED STATES GAAP

         Basic earnings per share (C/D)                                      $    1.16      $   1.14

         Fully diluted earnings per share

K        Net additional shares issuable (E-(E*F/G))                                  0             -

         Fully diluted earnings per share (C/(D+K))........................  $    1.16      $   1.14

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